Exhibit 4.10

12 July 2002


                             PRIVATE & CONFIDENTIAL

Mr Jeffrey Sampler
Sandalwood
Templewood Lane
Farnham Common
Bucks
SL2 3HF


Dear Jeffrey

             Your PositionY as Non-Executive Director of the Company

I am writing to record the new terms we have agreed regarding your continued appointment as a non-executive director of ebookers plc ("the Company"). This letter does not constitute a contract of service.

This agreement shall take effect from 15 July 2002, and is in substitution for any other agreement, understanding or arrangement previously in place which are hereby terminated by mutual consent.

This letter shall also govern the terms on which you may be appointed as a non-executive director of any other Group Company. For the purposes of this letter, 'Group Company' shall mean the Company, any company which is a subsidiary or holding company of the Company and any company which is a subsidiary of any such holding company.

the expressions 'subsidiary' and holding company' shall bear the respective meanings set out in section 736 of the Companies Act 1985, as amended ("the Act").

The "Board" shall mean the board of the Company from time to time.

1.   TERM OF OFFICE
     --------------

Your continuance in office as a non-executive director of any Group Company will be subject to the provisions governing retirement by rotation and other provisions governing the resignation of directorships prescribed by the relevant Group Company's Articles of Association. Your appointment will automatically cease if you are not re-appointed or (as appropriate) re-elected as a director.

Subject to the above, your appointment as a non-executive director will continue for a period of two years from the date of this Agreement or, if earlier, by termination by either party giving to the other not less than 4 weeks' prior notice in writing. Upon the termination of this Agreement for whatever reason you will upon the request of the Company resign as a director of each Group Company and in the event of your failure to do so your execution of the acknowledgement below shall operate as your irrevocable authority to the Company to appoint some person in your name and on your behalf to execute any document and to do all things requisite to effect such resignations.

In the event that you are disqualified from acting as a director for any reason (whether under the Act or any other legislation) or you cease to be a fit and proper person or under the provisions of the

Articles of Association of the relevant Group Company, your appointment as non-executive director of each Group Company will terminate immediately. On termination of your appointment, for whatever reason, you will promptly return to the Company all papers and property of any Group Company which are in your possession.

2.   FEES
     ----

Subject to clause 3 below, you will be entitled to a fee at the rate of (pound)20,000 per annum (plus V AT, if appropriate). The "year" of calculation runs from 1 January to 31 December. The fee will be payable in arrears on the last working day of each year by cheque and will be pro rated if services have been provided for only part of the year. The fee covers your appointment as non-executive director of the Company and any other Group Company (as appropriate).

On termination of your appointment you will be paid your director's fee on a pro-rata basis, to the extent unpaid, up to the date of termination.

3.   SHARE ISSUE
     -----------

Provided you are still engaged hereunder and no notice of termination has been given by either party we have agreed that you will ascribe (pound)6,500 of your annual fee, each year, to the subscription for (pound)6,500 worth of ordinary shares in the Company per annum. The value of the shares at the point of subscription is to be calculated at the average quoted share price over the preceding calendar year.

In the event that during the relevant calendar year, there shall have been any subdivision, consolidation, conversion, issue by way of capitalisation of profits or reserves, rights issue, capital distribution or other reorganisation in respect of the ordinary share capital of the Company, then the average share price for such year for the purposes of this Clause 3 shall be referred to the Company's auditors who (acting as experts not arbitrators) shall in their reasonable discretion determine such average price in such circumstances. The shares will be issued to you on or before the last working day of each calendar year.

In the event of a Company re-organisation or amalgamation you will be issued with a corresponding category of shares in the new entity.

In the event of termination of this Agreement for whatsoever reason the entitlement to receive further shares will cease immediately upon notice of termination having been given by either party.

4.   INDEMNITY
     ---------

You will be responsible for the payment of all taxes, whether withholding tax, income tax or otherwise, payable on any remuneration including without limitation benefits in kind provided hereunder and for National Insurance contributions if applicable. You shall keep the Company indemnified from and against any claims demands actions proceedings cost and expenses made brought against or incurred by the Company in respect of any payments and benefits referred to in this Clause.

5.   EXPENSES
     --------

You will be entitled to be reimbursed reasonable travelling expenses for attendance at board meetings and general meetings in the UK, and any reasonable accommodation expenses if the time or venue for the relevant Board meeting necessitates any overnight stay away from your home. You should not incur any other expenses for which you expect to be reimbursed without clearing the matter with the Chief Executive of the Company before incurring that expense.

6.   INSURANCE BENEFITS
     ------------------

The Company shall pay all premium and do all other things to provide directors' and officers' insurance (subject to the terms and conditions of insurance from time to time) in relation to services provided by you hereunder until expiry of this Agreement or earlier termination by either party for whatsoever reason. The choice of insurance provider will be in the absolute discretion of the Board.

7.   DUTIES
     ------

                                     General

As a non-executive director you will be expected to exercise the general fiduciary duties and duties of care and confidentiality expected of every director, but in particular your role will be to suggest, advise on and monitor matters relating to:

     (a)  the strategy and performance of the Company or any Group Company; and

     (b)  present and future availability and use of resources; and

     (c)  corporate governance.

You will be required to accept responsibility, publicly and, where necessary, in writing:

(a)  when required to do so by the Act or the Financial Services Act;

(b) when required to do so under u.S. Federal securities law or the rules and regulations of any automatic quotation system or stock exchange on which the shares of the Company are quoted or listed;

(c) (if applicable) when required to do so by the City Code on Take-overs and Mergers and The Rules Governing Substantial Acquisitions of Shares; and

(d) in any event, in the terms set out in the" Statement of Directors' Responsibilities" which will be printed in the Company's Accounts.

Attendance at Meetings

You will be expected to attend at all regular Board meetings (usually 6 each year), and all general meetings of the shareholders (including the AGM), and at least two additional Board strategy meetings during the course of each year.

You will also be expected to attend all meetings ofthe Company's audit and remuneration committees and take an active role in discharging the authorities delegated to those committees by the Board. Copies of the specific terms of reference for each of these committees are available from the Company Secretary.

Other activities

You may, from time to time, also be requested by the Board to undertake additional duties in keeping with your role as a non-executive director of the company to better further the interests of the Company. These may include attending meetings with, and giving presentations to, financial institutions and investors, attendance at conferences and conference speaking.

Other interests

While you hold office in the Company or any other Group Company, you should not hold other directorships or shares in, nor should you be interested (directly or indirectly in any capacity) in any contracts with any company or concern engaged in the field in which the Company or any Group Company is involved, without first disclosing the same to the Chief Executive of the Company and obtaining his consent in writing. This restriction will not affect or apply to any directorships, shares or other interests currently held by you and which you formally disclose to the board of the Company at or prior to the first board meeting to be attended by you following the execution by you of this letter nor does it apply to shareholdings held or acquired at any time thereafter for investment purposes only where the shares concerned are quoted or dealt in on a recognised investment exchange and represent one per cent or less of the issued shares of the class concerned.

8.   ACCESS
     ------

     It is hereby confirmed on behalf of the Company that as a director:

     (a) you will be given full access to all information about the Company and each Group Company of which you are a director, and its affairs which is available to other directors;

     (b)  you will be given reasonable advance notice of meetings.

9.   GENERAL AND RESERVED MATTERS
     ----------------------------

As a non-executive director, you should note that you do not have authority to commit the Company or any Group Company in any way without the express authorisation of the board or a committee thereof or save as agreed in writing with the Chief Executive.

You will be entitled to the indemnification afforded to directors by the Articles of Association of the Company and of any relevant Group Company.

Without prejudice to the provisions of paragraph 6(a) above, the following matters shall only be undertaken with the sanction of the Board or a committee thereof ("the Company" includes any Group Company for the purposes of this clause 6( c) save where the context otherwise requires):

(i) the issue of any request or invitation to any encumbrance to appoint a receiver (or similar officer) or otherwise to take possession of any assets of the Company;

(ii) the consolidation or amalgamation of the Company with any other company, association, partnership or legal entity;

(iii) the creation or acquisition of a subsidiary (as defined in section 736 of the Act) of the Company;

(iv)    the acquisition of shares in any other company;

(v)     the entry into any joint venture or partnership;

(vi)    the establishment of any branch or representative office of the Company;

(vii) any sale, lease, transfer, mortgage, pledge or other disposition of the undertaking of the Company or any part thereof;

(viii) the creation of any mortgage share pledge lien or other encumbrance over any of the assets of the Company (save for liens and other encumbrances arising by operation of law in the ordinary course of business of the Company);

(ix) any guarantee or indemnity by the Company of the liabilities or debts of any other person, firm or company;

(x) the obtaining of any borrowing or other financing required or desired by the Company and the terms on which such borrowing or other financing are procured and any variation in the Company's arrangements with its bankers;

(xi) the payment of any management charges, service charges or similar charges by the Company other than under any relevant management agreement;

(xii) any loans by the Company to any of the members or to any subsidiary of a member or associated companies and their directors (or their nominees);

(xiii) any transaction or disposition other than a bona fide transaction for value at arm's length;

(xiv) any transaction or disposition involving a director of former director of the Company or a person connected therewith as a party to the transaction or disposition;

(xv) the entry into any long term or onerous contract otherwise than in the ordinary course of business of the Company;

(xvi)   all matters relating to the taxation affairs of the Company;

(xvii) the approval of any budgets of or the annual accounts interim or preliminary results of the Company, the approval of any notice of general meeting or the approval of any circulars to shareholders;

(xviii) the making of any distribution by way of dividend out of the profits of the Company;

(xix)   the appointment or removal of any Director of the Company;

(xx)    the grant of any powers of attorney by the Company.

(d) Each of the sub-clauses set out in paragraph 6(e) of this letter shall be construed separately and independently and accordingly no such sub-clause shall be construed by reference to any other such sub-clause.

(e) Until otherwise advised in writing the Chief Executive of the Company shall be Mr Dinesh Dhamija.

10.     CONFIDENTIALITY
        ---------------

You shall at all times use all reasonable endeavours to keep confidential any confidential information which you may acquire in relation to the Company or Group Company or in relation to the clients, business or affairs of the Company or Group Company and shall not use or disclose such information except with the consent of the Company or, in the case of information relating to the Company, in the ordinary course of advancing the business of the Company. The restriction in this Clause 10 shall not apply to any information:

(a) which is publicly available or becomes publicly available through no action by yourself;

(b)  which was in your possession prior to its disclosure;

(c) which is disclosed to you by a third party which did not acquire the information under an obligation or confidentiality; or

(d) which is disclosed in accordance with the requirements of law, any stock exchange regulation or any binding judgment, order or requirement of any court or other competent authority.

The provision of this Clause 10 shall survive any termination of this Agreement.

Please execute the enclosed duplicate of this letter signifying your acceptance of the terms and conditions enclosed herein.

Yours sincerely




/s/ Sanjir Talvar
....................................
Director
For and on behalf of ebookers plc

I hereby acknowledge and agree to the terms set out above and, by way of security, I hereby irrevocably appoint the Company and any of the Company's delegates or sub-delegates to be my attorney in my name and on my behalf to execute any document and to do all things requisite to effect my resignation from office as a director of the Company and of any Group Company upon a termination hereof and a request from the Company for such resignation as contemplated in clause 2 above.


SIGNED AND DELIVERED AS A         )                 /s/ Jeffrey Sampler
DEED by the said Jeffrey Sampler  )
in the presence of:               )


Witness: Amanda J. Ellis

Signature: /s/ Amanda Ellis
           ebookers plc
Name:

Address:

Occupation:

Date: